THE TITAN CORPORATION

Amendments to By-Laws

On March 22, 2000 the Board of Directors approved the following amendments to the Bylaws:

ARTICLE II

MEETINGS OF STOCKHOLDERS

          SECTION 2.06           Voting.

                      (c)           any such voting rights may be exercised by the stockholder entitled thereto in person or by his proxy appointed by an instrument in writing, telephone, Internet or such other electronic means generally used for such purposes, subscribed by such stockholder or by his attorney thereunto authorized and delivered to the secretary of the meeting; provided, however, that no proxy shall be voted or acted upon after three years from its date unless said proxy shall provide for a longer period. The attendance at any meeting of a stockholder who may theretofore have given a proxy shall not have the effect of revoking the same unless he shall in writing so notify the secretary of the meeting prior to the voting of such proxy. At any meeting of the stockholders all matters, except as otherwise provided in these Bylaws or by law, shall be decided by the vote of a majority in voting interest of the stockholders present in person or by proxy and entitled to vote thereat and thereon, a quorum being present. The vote at any meeting of the stockholders on any question need not be by ballot, unless so directed by the chairman of the meeting. On a vote by ballot each ballot shall be signed by the stockholder voting or by his proxy, if there be such a proxy, and it shall state the number of shares voted.

Article II of the By-Laws shall remain the same in all other respects.

On February 17, 2000 the Board of Directors approved the following amendments to the Bylaws

1.          Article III, Section 3.02 of the By-Laws is hereby amended to read in its entirety as follows:

ARTICLE III

BOARD OF DIRECTORS

          SECTION 3.02           Number, Qualification, and Term of Office.   The number of directors shall be nine (9); provided, however, that the number of directors may be increased in the event of certain specified arrearages in the payment of dividends on the $1.00 Cumulative Convertible Preferred Stock of the Corporation, such increases to be in the number, for the period of time effected in the manner, prescribed in the Certificate of Incorporation. Directors need not be stockholders. Each of the directors of the Corporation shall hold office until the annual meeting of stockholders held next after his election and until his successor shall have been duly elected and shall qualify, or until his death in office, or until he shall resign or shall have been removed in the manner hereinafter provided.

2.          Article III of the By-Laws shall remain the same in all other respects.

3.          Article VIII of the By-Laws is hereby amended to read in its entirety as follows:

ARTICLE VIII

INDEMNIFICATION

          Section 8.01           Indemnification and Insurance.   (a) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (c) of this By-Law, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this By-Law shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Corporation within 20 days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this By-Law or otherwise.

                      (b)           To obtain indemnification under this By-Law, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this paragraph (b), a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (1) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (2) if no request is made by the claimant for a determination by Independent Counsel, (i) by the Board of Directors by a majority vote of a quorum consisting of Disinterested Directors (as hereinafter defined), or (ii) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant, or (iii) if a quorum of Disinterested Directors so directs, by the stockholders of the Corporation. In the event the determination of entitlement to indemnification is to be made by Independent Counsel at the request of the claimant, the Independent Counsel shall be selected by the Board of Directors unless there shall have occurred within two years prior to the date of the commencement of the action, suit or proceeding for which indemnification is claimed a “Change of Control,” as defined in the Change of Control Employment Agreement dated March 2000 between the Corporation and certain senior executives, in which case the Independent Counsel shall be selected by the claimant unless the claimant shall request that such selection be made by the Board of Directors. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within 10 days after such determination.

                      (c)          If a claim under paragraph (a) of this By-Law is not paid in full by the Corporation within thirty days after a written claim pursuant to paragraph (b) of this By-Law has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

                      (d)          If a determination shall have been made pursuant to paragraph (b) of this By-Law that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to paragraph (c) of this By-Law.

                      (e)          The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to paragraph (c) of this By-Law that the procedures and presumptions of this By-Law are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this By-Law.

                      (f)          The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this By-Law shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-Laws, agreement, vote of stockholders or Disinterested Directors or otherwise. No repeal or modification of this By-Law shall in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Corporation hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

                      (g)          The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware. To the extent that the Corporation maintains any policy or policies providing such insurance, each such director or officer, and each such agent or employee to which rights to indemnification have been granted as provided in paragraph (h) of this By-Law, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such director, officer, employee or agent.

                      (h)          The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this By-Law with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

                      (i)          If any provision or provisions of this By-Law shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this By-Law (including, without limitation, each portion of any paragraph of this By-Law containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this By-Law (including, without limitation, each such portion of any paragraph of this By-Law containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

           Section 8.02          Certain Definitions.   For purposes of this By-Law:

                      (a)           “Disinterested Director” means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

                      (b)           “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under this By-Law.

           Section 8.03           Written Communication Required.  Any notice, request or other communication required or permitted to be given to the Corporation under this By-Law shall be in writing and either delivered in person or sent by telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.

THE TITAN CORPORATION

Amendment to Bylaws

On August 16, 2000 the Board of Directors approved the following amendment to the Bylaws

1.          Article III, Section 3.02 of the Bylaws is hereby amended to read in its entirety as follows:

ARTICLE III

BOARD OF DIRECTORS

          SECTION 3.02           Number, Qualification, and Term of Office.   The number of directors shall be eleven (11); provided, however, that the number of directors may be increased in the event of certain specified arrearages in the payment of dividends on the $1.00 Cumulative Convertible Preferred Stock of the Corporation, such increases to be in the number, for the period of time effected in the manner, prescribed in the Certificate of Incorporation. Directors need not be stockholders. Each of the directors of the Corporation shall hold office until the annual meeting of stockholders held next after his election and until his successor shall have been duly elected and shall qualify, or until his death in office, or until he shall resign or shall have been removed in the manner hereinafter provided.

2.           Article III of the Bylaws shall remain the same in all other respects.